Exhibit 10.3

FIRST AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Amendment") is effective as of April 30, 2016 (the "Effective Date"), by and between BKFS I MANAGEMENT, INC., a Delaware corporation (the "Company"), and TOM SANZONE (the "Employee") and amends that certain Amended and Restated Employment Agreement dated as of January 3, 2014 (the “Agreement”). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:
1.Section 10(c) of the Agreement is deleted in its entirety and the following is inserted in lieu thereof: “Termination due to Death or Disability. If Employee’s employment is terminated during the Employment Term due to death or Disability, the Company shall pay Employee (or to Employee’s estate or personal representative in the case of death), as soon as practicable, but not later than the sixty-fifth (65th) day after the Date of Termination: (i) any Accrued Obligations; plus (ii) a prorated Annual Bonus based upon the target Annual Bonus Opportunity in the year in which the Date of Termination occurred (or the prior year if no target Annual Bonus Opportunity has yet determined) multiplied by the percentage of the calendar year completed before the Date of Termination. Additionally, Subject to Section 27(b) hereof, all stock option, restricted stock, profits interest and other equity-based incentive awards granted by the Company that were outstanding but not vested as of the Date of Termination shall become immediately vested and/or payable.”
IN WITNESS WHEREOF the parties have executed this Amendment to be effective as of the date first set forth above.

By:	BKFS I MANAGEMENT, INC. /s/ Michael L. Gravelle
Its:	Executive Vice President, General Counsel and Corporate Secretary

TOM SANZONE
/s/ Thomas J. Sanzone